EXHIBIT F-1


                                                     800 Cabin Hill Drive
                                                     Greensburg, PA 15601
DAVID B. HERTZOG                                     (724) 838-6993
Vice President & General Counsel                     FAX: (724) 830-5151
                                                     dhertzo@alleghenyenergy.com

                                                     July 13, 2004


Securities and Exchange Commission
Office of Public Utility Regulation
450 Fifth Street, N.W.
Washington, D.C. 20549

             Allegheny Energy, Inc.:  File No. 70-10178

Ladies and Gentlemen:

     This opinion is furnished to the Securities and Exchange Commission (the "Commission") in connection with the Application/Declaration filed on October 14, 2003, as amended on July 9, 2004, by Allegheny Energy, Inc. ("Allegheny") in File No. 70-10178 under the Public Utility Holding Company Act of 1935, as amended (the "Act"). As described in more detail in the Application/Declaration, Allegheny requests an order of the Commission authorizing Allegheny to terminate its stockholder protection rights plan (the "Plan").

     I am the Vice President and General Counsel of Allegheny and, as such, I am familiar with the Plan. I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates and other documents as I have considered relevant and necessary as a basis for the opinions expressed herein. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as copies and the authenticity of the originals of such latter documents.

     I am a member of the bar of the State of New York, and I do not express any opinion as to the laws of any jurisdiction other than New York and the Federal laws of the United States of America. My opinion is rendered only with respect to such laws, and the rules, regulations and orders under those laws, that are currently in effect. Insofar as the opinions expressed herein relate to matters governed by laws other than those set forth in the preceding sentence, I have assumed, without independent investigation, that the laws of such other jurisdiction do not differ in any relevant or material way from the laws of the State of New York or Federal law.

     In my examination of the documents described above and in rendering the opinions set forth below, I also have assumed, without independent investigation, that:

     (a) any regulatory approvals required with respect to the proposed termination of the Plan shall have been obtained and shall remain in full force and effect;

     (b) the termination of the Plan shall have been duly authorized by all necessary corporate actions;

     (c) the Commission shall have duly entered an appropriate order or orders with respect to the termination of the Plan as described in the Application/Declaration, granting and permitting the Application/Declaration to become effective under the Act and the rules and regulations thereunder, and the termination of the Plan shall have been consummated in accordance with the Application/Declaration; and

     (d) no act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

     Based on the foregoing, and subject to the assumptions, exceptions and qualifications set forth herein, I am of opinion that:

     1. All state laws applicable to the termination of the Plan have been complied with.

     2. Allegheny is duly existing under the laws of the State of Maryland.

     3. The termination of the Plan will not violate the legal rights of the holders of any securities issued by Allegheny or any associate company thereof.

     This opinion is being delivered solely for your benefit. It may not be relied upon by any other person or entity for any purpose without my prior written consent. I hereby consent to the use of this opinion as an exhibit to the Application/Declaration.

                                                     Very truly yours,


                                                     David B. Hertzog




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